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Matt Curoe (Investor Relations)    June 16, 2025
Matt.Curoe@53.com | 513-534-2345
Jennifer Hendricks Sullivan (Media Relations)
Jennifer.Hendricks.Sullivan@53.com | 614-744-7693

Source: Fifth Third Bancorp

Fifth Third Bancorp Announces Share Repurchase Authorization

CINCINNATI – Today, Fifth Third Bancorp announced that its Board of Directors approved a new share repurchase authorization of up to 100 million shares, which replaces the previous authorization from 2019 under which 11.8 million shares remain. The new repurchase authorization does not have an expiration date, does not include specific price targets, may be executed through open market purchases or one or more private negotiated transactions, including Rule 10b5-1 programs, and may be suspended at any time.
All future capital distributions are subject to evaluation of Fifth Third’s performance, the state of the economic environment, market conditions, regulatory factors, and other risks and uncertainties and approval by the Board of Directors at any given time.
About Fifth Third
Fifth Third is a bank that’s as long on innovation as it is on history. Since 1858, we’ve been helping individuals, families, businesses and communities grow through smart financial services that improve lives. Our list of firsts is extensive, and it’s one that continues to expand as we explore the intersection of tech-driven innovation, dedicated people, and focused community impact. Fifth Third is one of the few U.S.-based banks to have been named among Ethisphere's World’s Most Ethical Companies® for several years. With a commitment to taking care of our customers, employees, communities and shareholders, our goal is not only to be the nation’s highest performing regional bank, but to be the bank people most value and trust.
Fifth Third Bank, National Association is a federally chartered institution. Fifth Third Bancorp is the indirect parent company of Fifth Third Bank and its common stock is traded on the NASDAQ® Global Select Market under the symbol “FITB.” Investor information and press releases can be viewed at www.53.com.
Category: Share Repurchases
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Classification: Internal Use